Exhibit 10.26

The Medicines Company - Summary of Annual Cash Bonus Plan

Overview

The Medicines Company has an annual cash bonus plan that covers all of its employees, including its named executive officers. The annual cash bonus plan is intended to motivate its named executive officers to work toward the achievement of company strategic, operational and financial goals and individual performance objectives, and to reward its named executive officers when their efforts result in success for the Company. Bonus targets under the annual cash bonus plan are calculated as a percentage of the applicable named executive officer's base salary, with target percentiles corresponding to the position of the executive at the Company.

The compensation committee of the Company's board of directors approves corporate goals for each year and determines potential total bonus amounts based on both achievement of these goals and of individual performance goals. The corporate goals comprise 60% of the total cash bonus and the individual objectives comprise 40% of the total cash bonus, except for the Company's chief executive officer The Company's chief executive officer's total cash bonus is based solely on the Company's achievement against the corporate goals.

Corporate Goals

The corporate goals adopted by the compensation committee generally conform to the financial metrics contained in the internal business plan adopted by the board of directors relating to revenue, operating profit per employee and operating expenses, as well as to certain operational goals. The compensation committee works with the Company's chief executive officer to develop corporate goals that they believe are challenging but can be reasonably achieved over the next year.

Under the plan, if the Company achieves the target performance level of each corporate goal, then the corporate goal award values credited would equal 100 out of a total target of 100 and the company bonus factor would be 100%, or 100% of the 60% weighting toward the total bonus amount. If the total corporate goal award values credited equal 75, then the company bonus factor would be 75%, and if the corporate goal award values credited total 125 out of a target of 100 because the Company exceeds certain of its targets, then the company bonus factor would be 125%.

In setting the company bonus factor, the compensation committee retains the discretion to give more or less credit for corporate goals and to give credit for the Company's overall annual performance and its achievement of additional accomplishments during the fiscal year that were not contemplated by the approved corporate goals. In such event, the corporate goal award values for a specific goal may be adjusted and award values for additional achievements may be added to the total possible corporate goal award values. The company bonus factor may reflect the discretion of the compensation committee.

Individual Objectives

Individual objectives are tied to the particular area of expertise of the employee and his or her performance in attaining those objectives. Achievement of these objectives is measured relative to external forces, internal resources utilized and overall individual effort. Except with respect to the Company's chief executive officer, individual objectives are based on a variety of factors, including the achievement of corporate goals. The individual performance objectives are determined by the executive officer to whom the named executive officer reports. In the case of the Company's chief executive officer, the individual objectives are reviewed with the Company's lead director and the compensation committee and are based on the achievement of corporate goals. For each individual objective, the named executive officers must accomplish at least 80% of such objective for the officer to receive credit for the achievement of such objective. The compensation committee reviews the individual objectives which the officer has been deemed to have achieved and the officer's performance beyond the objectives and, based on a subjective, qualitative analysis of the achieved objectives, the individual's efforts, the overall impact of such officer's performance on the performance of the company and such other relevant factors as the committee may determine, the committee determines an individual performance rating for the officer which ranges from 0% to 150% of the officer's individual target award.